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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Eric McErlain                                         Kevin Libby
PSINet Media Relations                                PSINet Investor Relations
(703) 726-1327                                        (877) 990-PSIX
mcerlaine@psi.com                                     libbyk@psi.com


       PSINET ANNOUNCES SALE OF ITS SUBSIDIARY'S INTEREST IN DECAN GROUPE


ASHBURN, VA., MARCH 19, 2001 - PSINet Inc. (NASDAQ: PSIX), the Internet Super Carrier, today announced that its wholly owned subsidiary, Metamor Holdings (France), has entered into a definitive agreement with Getronics International BV for the sale of Metamor Holdings (France)'s entire ownership interest in Decan Groupe, a provider of information communications and technology solutions.

Metamor Holdings (France) owns over 98% of the outstanding ordinary shares of Decan Groupe and over 99% of its outstanding convertible bonds. Decan Groupe is listed on the Paris stock exchange. The aggregate purchase price is approximately Euro 58.5 million; however, due to adjustments and an escrow, proceeds at closing are expected to be approximately Euro 33.5 million.

The parties anticipate that the transaction will be completed within the next few weeks, upon the satisfaction of the closing conditions. There can be no assurance that the transaction will be completed.

Headquartered in Ashburn, Virginia, PSINet is the Internet Super Carrier offering global e-commerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities, providing direct access in more than 900 metropolitan areas in 28 countries on five continents.

                                      # # #

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.